UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2007

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 940-5305

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2007, the shareholders of Saks Incorporated (the “Company”) approved the Saks Incorporated 2007 Senior Executive Bonus Plan (the “Bonus Plan”). The Board of Directors had adopted the Bonus Plan on April 17, 2007, subject to shareholder approval, to provide the Company’s senior executives with an annual incentive opportunity that is based on the achievement of pre-established objective performance goals, commencing with the Company’s fiscal year beginning February 3, 2008.

The Bonus Plan is intended to provide an annual incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Bonus awards are payable in cash or stock. Stock awards would be payable under the Company’s 2004 Long-Term Incentive Plan. A cash bonus may not exceed 300% of a participant’s salary, and a stock bonus may not exceed 50,000 shares of the Company’s common stock for the Company’s Chief Executive Officer and 25,000 shares for other participants, subject to adjustment in the case of a stock split or stock dividend; provided, however, that no cash or stock bonus for any participant may exceed $5 million annually in amount or value. Upon the request of a participant, the Company will defer payment of the participant’s bonus in accordance with the Company’s Deferred Compensation Plan and Section 409A of the Code.

The foregoing summary of the Bonus Plan is qualified in its entirety by reference to the full text of the Bonus Plan included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Saks Incorporated 2007 Senior Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: June 7, 2007	/s/ Michael A. Brizel
Executive Vice President and General Counsel